Exhibit 10.4

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of November 17, 2003, between Republic Underwriters Insurance Company, a Texas corporation, having its principal place of business at 2727 Turtle Creek Boulevard, Dallas, Texas 75219 (the “Company”), and Parker W. Rush, an individual residing at 836 Parkwood Court, McKinney, TX 75070 (the “Employee”).

RECITALS

WHEREAS, the Company desires to employ Employee, and the Employee desires to accept such employment with the Company, on the terms and conditions set forth herein;

WHEREAS, the parties desire that this Agreement supercede all prior agreements, whether oral or written, between the parties arising out of or in connection with the Employee’s employment;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Employee hereby agree as follows:

TERMS OF AGREEMENT

1. Definitions.

(a) The “Board” shall mean the Board of Directors of the Company.

(b) The “Effective Date” shall mean December 1, 2003.

(c) The “Employment Period” shall mean the period commencing on the Effective Date and continuing until the third year anniversary of the Effective Date, unless earlier terminated in accordance with the terms of this Agreement. If not earlier terminated, and in the event the Company and the Employee wish to extend this Agreement, this Agreement shall be automatically extended on a month-to-month basis until such time as a new Agreement is executed or the Agreement is terminated by either party upon thirty (30) days prior written notice.

2. Employment Period. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company, for the duration of the Employment Period and pursuant to the other terms and conditions provided herein. This Agreement shall terminate at the end of the Employment Period, unless extended as set forth in Section 1(c), or unless earlier terminated under Section 5 below.

3. Terms of Employment.

(a) Position and Duties. During the Employment Period, the Employee shall serve as President and Chief Executive Officer. The Employee shall perform such duties as the Board shall from time to time determine. In the performance of his duties, the Employee shall comply with the stated policies of the Company.

(b) Location. The principal place of employment of the Employee shall be the principal offices of the Company, as determined by the Board, subject to Section 5(f).

(c) Compensation.

(i) Base Salary. The Employee’s annual salary (the “Salary”) shall be at the rate of $280,000 per annum for the duration of the Employee’s employment hereunder, subject to any increase as approved by the Board. The Salary shall be paid in accordance with the Company’s customary payroll practices.

(ii) Bonuses

(A) Signing Bonus. The Company shall pay to the Employee a one- time signing bonus in the amount of $150,000 on the first regular payroll date of the Company during the Employment Period (which shall be not later than fifteen business days after the Effective Date).

(B) Annual Performance Bonus. Once the Company’s budget for fiscal year 2004 is finalized and upon agreement between the Board and the Employee establishing the Company’s performance goal(s) (the “Performance Goals”), Schedule 1 hereto will set forth such Performance Goals for the 2004 fiscal year to be used in determining whether the Employee is entitled to a performance bonus payment (the “Performance Bonus”) for such fiscal year. For fiscal year 2004, the amount of such bonus shall be 75% of the Employee’s Base Salary if all Performance Goals are met. Thereafter, the Board will determine the Performance Goals and the related bonus amounts for each fiscal year during the Employment Period. Upon receipt and review of the Company’s audited financial statements for each fiscal year ending during the Employment Period, the Board shall determine whether the Company has achieved any of its Performance Goals for such fiscal year. Following any fiscal year in which the Company achieves the applicable Performance Goal(s), the Employee shall receive a Performance Bonus in an amount set forth on Schedule 1 as in effect during the fiscal year in which the Company achieves the Performance Goal(s). The Company shall pay such Performance Bonus to the Employee at the same time and in the same manner as similar bonuses are paid to its senior executive officers generally. Except as set forth in Section 3(c)(viii)(C) below, the Employee shall not be entitled to any such Performance Bonus or other bonus or incentive pay that may be unpaid at the time the Employee’s employment is terminated.

(iii) Withholding, etc. The payment of any Salary and bonus to the Employee shall be subject to all applicable withholding and payroll taxes and such other deductions as may be required under the Company’s employee benefit plans.

(iv) Benefits. In addition to the compensation payable to the Employee as set forth in Sections 3(c)(i) and (ii) above, during the Employment Period the Employee shall be eligible to participate in the Company’s benefit plans and programs that the Company generally provides to other senior executives of the Company (the “Benefits”).

(v) Vacation. During the Employment Period, the Employee shall be entitled to paid vacation in accordance with the policies and practices applicable on or after the Effective Date to other employees of the Company; provided, that the Employee shall be entitled to a minimum of four weeks paid vacation each year effective on the Effective Date.

(vii) Expenses. The Company shall pay or reimburse the Employee, in accordance with the Company’s policies, for reasonable expenses incurred or paid by him during the Employment Period in the performance of his services under this Agreement upon presentation of itemized expense statements and such other supporting information as may be required by the Company.

(viii) Severance. Upon termination or expiration of the Employment Period the Employee shall be entitled to the following severance benefits:

(A) The Employee shall be promptly paid (1) any earned but unpaid salary through his date of termination, and (2) all accrued and unused vacation, if any, and shall be promptly reimbursed for any expenses incurred in connection with the business of the Company, for which he would otherwise be entitled to reimbursement in accordance with Section 3(c)(vii) of this Agreement.

(B) The Employee shall receive any benefits that are payable under any benefit plans or programs based exclusively on the terms and conditions set forth in such plans or programs, except to the extent expressly modified by this Agreement.

(C) If the termination of the Employment Period occurs by the Company without Cause pursuant to Section 5(c) or by the Employee for Good Reason pursuant to Section 5(f), the Company shall:

(1) continue to pay the Employee an amount equal to his then current Base Salary, subject to Section 3(c)(viii)(F) below, (I) if such termination occurs prior to May 31, 2005, for a period of eighteen (18) months after the date of such termination or (II) if such termination occurs on or after May 31, 2005, for a period twelve (12) months after date of such termination (such applicable period, the “Severance Period”);

(2) if the termination date occurs after January 1 of any year, but on or before the date of payment of the Performance Bonus in respect of the Company’s performance for the preceding fiscal year (the “Bonus Payment Date”), the Company shall pay to the Employee the full amount of the Performance Bonus based on the Performance Goals for such preceding fiscal year, in the amount and at the time set forth in Section 3c(ii)(B), above;

(3) if the termination date occurs after June 30 of any fiscal year, the Company shall pay to the Employee a prorated portion of the Performance Bonus, if any, to which the Employee would have been entitled based on the Performance Goals relating to the fiscal year in which such termination occurs, which Performance Bonus, if any, shall be (I) prorated based on the number of days in the fiscal year occurring prior to the date of termination divided by the actual number of days in such fiscal year and (II) otherwise calculated and paid following completion of such fiscal year in the amount, if any, and at the time set forth in Section 3(c)(ii)(B), above, and

(4) pay the Employee’s applicable COBRA coverage premiums for the Employee and his dependents for the Severance Period.

Sums paid to the Employee pursuant to this Section 3(c)(viii) are referred to herein as the “Severance Payment” and will be made minus applicable taxes and withholdings, and are contingent upon the Employee’s executing (and not revoking such signature) a Release Agreement that is reasonable in content and is in a form mutually agreeable to the parties. None of the Severance Payments shall be considered in calculating pension or related benefits, if any.

(D) After termination of the Employee’s employment, the Company shall have no severance or other obligations to the Employee as an employee other than those set forth in this Section 3(c)(viii), Section 5(a) and Section 5(b) or as required by applicable law. The Employee waives any rights to receive any other severance benefits from the Company under any severance plan or arrangement in existence prior to the Effective Date.

(E) The Employee shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Employee under this Agreement on account of any remuneration attributable to any subsequent employment that the Employee may obtain.

(F) In the event the Employee violates his obligations under the agreements referred to in Section 7 of this Agreement and does not cure such violation within ten (10) business days after receipt by the Employee of written notice from the Company specifying such violation, in addition to any other remedies available to the Company, any amounts due under this Section 3(c)(viii) shall immediately cease to be payable by the Company to the Employee.

(d) Equity Incentives. The Employee shall be entitled to participate in the equity incentive plan of Republic Companies Group, Inc. (f/k/a RTXA, Inc.), the Company’s parent company (the “Parent”), as follows:

(i) The Employee shall be granted options to purchase shares of common stock and/or shares of restricted common stock of the Parent (as determined by the Board of Directors of the Parent) representing, in the aggregate, 3.0% of the outstanding shares of common stock of the Parent on a fully-diluted basis (the “Base Equity Grant”). The Base Equity Grant will be subject to the plan documentation referred to below and will vest in equal installments over the first three (3) years of the Employment Period (i.e., 1.0% on each anniversary of the Effective Date); provided, that (A) a portion of the Base Equity Grant representing 0.5% of the fully-diluted common stock of the Parent will be vested as of the Effective Date if, prior to the first anniversary of the Effective Date, the Employment Period is terminated by the Company without Cause or by the Employee with Good Reason and (B) the Base Equity Grant will be vested in full upon consummation of a change in control of the Parent (which shall include the acquisition by any person or group of persons (other than the current investors in the Parent) of control of a majority of the voting common stock of the Parent and as otherwise defined in the applicable plan documentation referred to below).

(ii) In addition, the Parent will provide the Employee with the opportunity to earn performance-based options of up to 1.5% of the fully diluted common stock of the Parent, subject to vesting and the other terms and conditions set forth in the applicable plan documentation referred to below (the “Performance Options”). In respect of these Performance Options, the employee will be eligible to earn options totaling up to 0.75% of the fully-diluted common stock of the Parent in early 2005, based upon your performance in 2004 with regard to certain return on equity metrics to be agreed upon by you and the Board of Directors of the Parent, which the parties will use good faith to resolve and agree upon by December 31, 2003. The Employee will be eligible for Performance Options totaling up to an additional 0.75% of the fully-diluted common stock of the Parent in early 2006, based upon your performance in 2005 with regard to certain return on equity metrics to be agreed upon by you and the Board of Directors of the Parent, which the parties will use good faith to resolve and agree upon by December 31, 2004. The strike price of these options will be based upon the fair market value of the Parent and its subsidiaries (including the Company) at the end of the year in which they are earned. Fair market value will be determined assuming that the enterprise value of the Parent is equal to 1.0x GAAP book value of the Parent and its subsidiaries (including the Company). The Preferred Options will vest in equal installments over three (3) years from the date of grant; provided, that upon a change of control of the Parent (as described above), your unvested Performance Options, if any, will become vested so long as all holders of the Parent’s preferred stock have received a cash-on-cash internal rate of return of 20.0% or greater.

(iii) The Base Equity Grant and the Performance Options will be subject to the documents governing the Parent’s equity incentive plan(s), including an award agreement and investor documents to be in form mutually acceptable to the parties and which will reflect the terms and conditions set forth in this Section 3(d). The Company will use reasonable efforts to finalize and implement those documents as expeditiously as possible.

4. Employee’s Obligations and Representations.

(a) During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote substantially all of his attention and time to the business and affairs of the Company and to professionally perform his duties hereunder and the responsibilities assigned to the Employee by the Board.

(b) The Employee represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prohibit or impair the Employee from rendering the services required of him hereunder to the Company during the Employment Period. The Employee further represents, warrants and agrees with the Company that as of the Effective Date he has not made and will not make during the Employment Period any commitment or do any act in conflict with this Agreement, or take any action adverse to the Company that might divert from the Company any opportunity which would be in the scope of any present or future business of the Company or any subsidiary thereof.

5. Termination.

(a) Death. This Agreement shall terminate automatically upon the Employee’s death. If the Employee’s employment is terminated by reason of the Employee’s death, the Company shall have no further obligations to the Employee’s legal representatives under this Agreement, other than the Severance Payment obligations, if any, accrued as of the date of his death.

(b) Disability. If the Board determines in good faith that the Employee has a “disability” (as defined below), it may give the Employee written notice of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt by the Employee of such notice. For purposes of this Agreement, “disability” shall mean a physical or mental condition which, five (5) months after its commencement, is determined by a physician selected by the Company to be a total and permanent condition which substantially prevents the Employee from performing the services to be provided by him hereunder. The Employee shall be entitled to all compensation and benefits provided for under this Agreement during the five (5) month waiting period for the disability determination and during the 30-day notice of termination period, less any amounts paid to the Employee pursuant to any Company-provided disability insurance policies and to the Severance Payment obligations, if any, accrued on the date of termination.

(c) Cause. During the Employment Period, the Company may terminate the Employee’s employment for Cause, as determined by the Board and as defined below. For purposes of this Agreement, “Cause” shall mean:

(i) an act or acts of fraud, embezzlement or any other act committed by the Employee, as determined by the Board in good faith, that would constitute a felony under the laws of the State of Texas;

(ii) the Employee’s failure or inability to perform the duties or obligations of this Agreement, including, but not limited to, the obligations and representations of Sections 3(a) and 4, or to comply with the policies or directives of the Company applicable to its employees or senior executive generally, in each case, as determined by the Board in good faith, if such failure or inability remains uncured for at least ten (10) days after written notice of such failure or inability has been provided to the Employee;

(iii) breach by the Employee of the representations or obligations under Section 4 or 7 hereof or any provision of the confidentiality or non-competition agreements referred to in Section 7, as determined by the Board in good faith;

(iv) the indictment of the Employee of a crime which constitutes a felony, if the Board reasonably and in good faith determines that such indictment or any conviction thereunder would impair the Employee’s ability to perform his services under this Agreement;

(v) willful and gross misconduct by the Employee in the performance of his duties hereunder as determined by the Board in good faith; or

(vi) the commission by the Employee of an act (other than good faith exercise of business judgment in the exercise of his responsibilities pursuant to this Agreement) resulting in material damage to the Company as determined by the Board in good faith.

(d) Termination without Cause. Notwithstanding anything herein to the contrary, the Company shall have the right, at any time by written notice to the Employee to terminate the Employment Period without Cause.

(e) Voluntary Resignation without Good Reason. The Employee may terminate the Employment Period upon thirty (30) days’ prior written notice to the Company, which the Company may in its sole discretion elect to make effective prior to the end of such 30-day period.

(f) Voluntary Resignation with Good Reason. During the Employment Period, the Employee may terminate his employment for “Good Reason” as defined below. For purposes of this Agreement, “Good Reason” shall mean:

(i) the diminution of the Employee’s title and/or duties as set forth in Section 3(a) of this Agreement or any action by the Company, which is not remedied by the Company as set forth below;

(ii) any material failure by the Company to comply with any of the provisions of Section 3(c) of this Agreement, which is not remedied by the Company as set forth below; or

(iii) the Company’s requiring the Employee (over the Employee’s objection) to relocate his primary office to a location more than one hundred (100) miles from the Company’s principal place of business as of the Effective Date (the foregoing shall not apply to travel reasonably required in the performance of the Employee’s responsibilities).

The Employee shall provide the Company thirty (30) days prior written notice of the Employee’s intention to terminate the Employment Period for Good Reason, stating with specificity the reason for the termination and the provision of this Section 5(f) upon which the Employee relies. The Company shall have twenty-five (25) days to cure or remedy the reason for the Good Reason termination. In the event that the Company fails to remedy the reason for the Good Reason termination, the termination for Good Reason shall be effective as of the thirtieth day after the date of the written notice to the Company (unless the Company, in its sole discretion, elects to make such termination effective earlier).

6. Indemnification. If the Employee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and the Company has no reasonable cause to believe that his conduct was unlawful or detrimental to the Company, the Company shall indemnify and hold harmless the Employee and his heirs and legal representatives from and against any and all claims, losses, liabilities, damages, costs, demands, causes of action (whether legal, equitable, administrative, civil or criminal), judgments, settlements (subject to the last sentence of Section 6(b)), fines, court costs and other expenses of any kind or nature whatsoever, including, without limitation, attorneys’ fees and disbursements (collectively, “Losses”), which may be threatened against, incurred or suffered by the Employee or his heirs and legal representatives in connection with, relating to or arising out of the Employee’s performance, duties and responsibilities to, for or on behalf of, the Company, to the extent set forth herein and as permitted under applicable law.

(a) Exceptions. Notwithstanding anything contained herein or in the bylaws of the Company, the Company shall have no obligation to indemnify the Employee if the Loss incurred by the Employee (i) arises out of an action brought directly by the Company against the Employee; or (ii) arises out of an action brought by the Employee against the Company; including, but not limited to, any action as a result of the Employee being terminated from employment for any reason.

(b) Notification of Claim. Promptly after receipt by the Company of notice of any claim against the Employee pursuant to which the Employee is entitled to indemnification, the Company shall have the right to assume the defense of such claim, including the employment of counsel of its choice. Although the Employee shall have the right to employ his own counsel, the fees and expenses of such counsel shall be at the expense of the Employee. The Company shall not be liable for any settlement of any claim or action effected without its written consent.

7. Confidentiality and Non-Competition. The Employee agrees to execute (concurrently with the execution of this Agreement), be bound by and comply with the

Confidentiality and Non-Competition agreements in the forms attached hereto as Exhibit A and Exhibit B, respectively.

8. Successors. This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee. The Company may assign its rights and obligations hereunder, provided that the Company will require the assignee to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such assignment had taken place.

9. Binding Arbitration. In the event that the Company and the Employee cannot agree on an interpretation of any provision of this Agreement, or in the event that either of the parties fails to fulfill any obligations required by the terms of this Agreement, the Company and the Employee agree to resolve any such dispute through binding arbitration in Dallas, Texas, under the then-current rules of the American Arbitration Association in the State of Texas. For the purposes of confirming any such award and entering judgment thereon, each party hereby submits to the exclusive jurisdiction and venue of the State and Federal courts located in Dallas, Texas. The obligations of this Section shall not apply to any dispute arising out of or in connection with Section 7 hereof or the agreements referred to therein.

10. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Each party to this Agreement hereby irrevocably (i) accepts and consents to the exclusive personal jurisdiction of the courts of Dallas County, Texas or in the U.S. District Court for the Northern District of Texas for the purpose of any suit, action or proceeding arising out of, or relating in any way to, this Agreement or the Company’s employment of the Employee, (ii) waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding or any judgment entered by any court in respect thereof brought in such courts and (iii) waives any claim that any suit, action or proceedings brought in such courts has been brought in an inconvenient forum. Each party further agrees that service of process, summons, notice or document by U.S. registered mail in accordance with this Agreement shall be effective service of process for any action, suit or proceeding brought against a party in any such court.

(b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c) All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if sent by facsimile transmission, delivered by overnight or other carrier service, or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

If to the Company, to:

Republic Underwriters Insurance Company.

2727 Turtle Creek Boulevard

Dallas, Texas 75219-4801

Attention:         Board of Directors and General Counsel

With copies (which shall not constitute notice) to:

RTXA, Inc.

c/o Republic Underwriters Insurance Company

2727 Turtle Creek Boulevard

Dallas, Texas 75219-4801

Attention:         Board of Directors of RTXA

If to the Employee, to:

Parker W. Rush

836 Parkwood Court

McKinney, Texas 75070

or to such other address as either party shall have furnished to the other in accordance with the foregoing notice provisions.

(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) A party’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof. All waivers of any provision of this Agreement must be in writing by the party waiving such rights.

(f) This Agreement, together with the agreements referred to in Section 7, embodies the entire agreement between the Company and the Employee and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof.

(g) Nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and the Company’s subsidiaries or affiliates, any rights, remedies or other benefits under or by reason of this Agreement.

(h) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument.

(i) If any provision of this Agreement conflicts with the stated policies, practices or procedures of the Company, the provision of this Agreement shall control.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

REPUBLIC UNDERWRITERS INSURANCE COMPANY

By:	/s/ BRUCE W. SCHNITZER
Name:	Bruce Schnitzer
Title:	Chairman

EMPLOYEE

/s/ PARKER W. RUSH
Parker W. Rush

Exhibit A

CONFIDENTIALITY AGREEMENT

I, Parker W. Rush, recognize that in the day to day performance of my job duties while in the employment of Republic Underwriters Insurance Company (hereinafter referred to, collectively with its subsidiaries, parent companies and affiliates and together with its successors and assigns, as the “Company”), it is likely that I will be given or acquire access to confidential Company records. In consideration of my employment with the Company, I agree as follows:

1. During the term of my employment, and after the termination of my employment for any reason:

(a) To keep secret and treat as confidential all information of the Company, whether I have such information in my memory or in writing or their physical form, unless compelled to release such information by law (“Confidential Information”). Confidential Information for the purposes of this Agreement shall be defined as any and all Company information, in whatever form, that I become aware of during the term of my employment, including, but not limited to, client lists, client files, agent lists, agent files, software, source code, analytical techniques, databases, confidential financial and/or pricing data, or business strategies. Confidential Information shall not include information generally available to and known by the public or information that is or becomes available to me on a non-confidential basis from a source other than the Company (or any of its affiliates) or the Company’s stockholders, directors, officers, employees or agents (other than as a result of a breach of any obligation of confidentiality).

(b) To keep secret and treat as confidential all agent, customer, client or prospective client information, and all other information complied or maintained internally by the company concerning or relating to agents, customers, clients, or prospective clients.

2. I agree, during the term of my employment, to conduct myself at all times for the benefit of the Company and never knowingly take any action inconsistent with the Company’s best interest and to refrain from any action or activity which may cause or give rise to a conflict of interest with Company business or the business of the Company’s agents, clients, customers or prospective clients.

3. I agree that any work done or compiled by me, including, but not limited to, research, analysis, computer programs, customer information, lists, products, procedures or developments, during the term of my employment shall constitute “WORK MADE FOR HIRE” and any such work shall belong solely to the Company or its assignees, together with any and all copyright, trademark or service mark and patent rights related to or arising from such work, without further compensation. I agree that immediately upon the request of the Company to execute any and all such assignments and other documents and take and all such actions as the Company may reasonably request in order to vest in the Company all my rights, titles and interest in any work free and clear of all liens, charges and encumbrances. I hereby grant to the Company the exclusive right to use such work in whatever form the Company chooses, including without limitation, the right to prepare, publish and distribute derivative works thereunder.

4. I agree that after the termination of my employment, for any reason, to promptly return to the Company any and all documents, whether belonging to the Company, its agents, clients, customers or prospective customers, made or obtained in the course of my employment.

5. I understand and agree that this Agreement does not constitute a contract of employment, retention or engagement or obligate the Company to employ, retain or engage me for any specified period of time, nor shall this Agreement be interpreted in any way to interfere with any right the Company has or any right that I have to terminate my employment at any time, for no reason or for any reason.

6. I acknowledge that a breach of this Agreement will cause the Company irreparable harm and hereby agree that in the event of such breach, the Company will be entitled to obtain an injunction against me in addition to any other remedy available.

7. I agree that all the terms of this Agreement are severable, and in the event that any provision of this Agreement shall be held to be invalid or unenforceable, this Agreement shall be read or construed as if such provision were not contained herein.

This Agreement, together with the Employment Agreement and the Non-Competition Agreement, each dated the date hereof between me and the Company (the “Concurrent Agreements”), represents the entire agreement between the parties on the subject, and all prior agreements, whether oral or written, are deemed null and void and superseded in their entirety by the terms of the Concurrent Agreements.

This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

/s/ PARKER W. RUSH
Parker W. Rush

Date: 11/17/03

Witness

Signature:	/s/ MICHAEL E. DITTO
Printed Name:	Michael E. Ditto

Date: 11/17/03

Exhibit B

NON-COMPETITION AGREEMENT

In consideration of my employment by Republic Underwriters Insurance Company (hereinafter referred to, collectively with its subsidiaries, parent companies and affiliates and together with its successors and assigns, as the “Company”), I agree as follows:

1. Restrictions. I agree that during the term of my employment and for a period of twelve (12) months following the termination of my employment for any reason that I shall not directly or indirectly:

(a) Persuade or attempt to persuade any customer (including, but not limited to, insurance agents, policyholders and insureds) or client of the Company which has produced revenue for the Company in the past twelve (12) months to cease doing business with the Company or to reduce the amount of business it does with the Company.

(b) Persuade or attempt to persuade any potential customer (including, but not limited to, insurance agents, policyholders and insureds) or client of the Company of which I am aware or which anyone in the Company is actively pursuing as a customer or client for the Company, not to utilize the services of the Company or to utilize the services of another company.

(c) Attempt to convert any business the Company has with any existing customer (including, but not limited to, insurance agents, policyholders and insureds) or client for my own benefit or for the benefit of any other person or company other than the Company.

(d) Persuade or attempt to persuade any employee of the Company to leave the Company’s employ or become employed by any person or company other than the Company.

2. Covenant Not To Compete. I agree that during the period of my employment and ending at the later of: (i) the end of the Severance Period, if any, as such term is defined in Section 3(c)(viii) of my Employment Agreement dated the date hereof between me and the Company; or (ii) one (1) year after the termination of my employment for any reason, I shall not, except as a passive investor in publicly held companies:

(a) engage in, own or control an interest in or act as principal, director, officer or employee of, or consultant to any firm or corporation directly engaged in any venture or business competitive with any insurance business conducted by the Company or any affiliate in any geographical market such business is being conducted by the Company or any affiliate (“Competing Business”); or

(b) assist others in engaging in Competing Business, provided, however, that after the date of my termination, should I desire to become employed as a consultant or employee of an entity that is in a Competing Business, I shall provide the Company written request for consent to do so, and the Company shall make a reasonable determination, based on the totality of the circumstances, whether to consent to such employment or consultancy.

3. Reasonable and Necessary Restrictions. I acknowledge that during the course of my employment with the Company I have received or will receive and have had or will have access to confidential information and trade secrets of the Company, including but not limited to confidential and secret business and marketing plans, strategies, and studies, detailed agent, client and customer lists and information relating to the operations and business requirements of those agents, clients and customers and, accordingly, I am willing to enter into the covenants contained in this Agreement in order to provide the Company with what I consider to be reasonable protection for its interests. I further acknowledge that the restrictions, prohibitions and other provisions in this Agreement, are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company, and are a material inducement to the Company to employ me. I agree that I will not challenge the enforceability of this Agreement nor will he raise any equitable defense to its enforcement.

4. Injunctive Relief, Integration and Applicable Law. I acknowledge that a breach of this Agreement will cause the Company irreparable harm and hereby agree that in the event of such breach, the Company will be entitled to obtain an injunction against me in addition to any other remedy available.

5. Severability. I agree that all the terms of this Agreement are severable, and in the event that any provision of this Agreement shall be held to be invalid or unenforceable, this Agreement shall be read or construed as if such provision were not contained herein.

6. Employment; Engagement. I understand and agree that this Agreement does not constitute a contract of employment, retention or engagement or obligate the Company to employ, retain or engage me for any specified period of time, nor shall this Agreement be interpreted in any way to interfere with any right the Company has or any right that I have to terminate my employment at any time, for no reason or for any reason.

7. Entire Agreement. This Agreement, together with the Employment Agreement and the Confidentiality Agreement, each dated the date hereof between me and the Company (the “Concurrent Agreements”), represents the entire agreement between the parties on the subject, and all prior agreements, whether oral or written, are deemed null and void and superseded in their entirety by the terms of the Concurrent Agreements.

8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

[Signatures on following page]

/s/ PARKER W. RUSH
Parker W. Rush

Date: 11/17/03

Witness

Signature:	/s/ MICHAEL E. DITTO
Printed Name:	Michael E. Ditto

Date: 11/17/03